Exhibit 99.2

PENN VIRGINIA CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements and explanatory notes (the “Pro Forma Financial Statements”) set forth selected historical consolidated financial information for Penn Virginia Corporation together with its consolidated subsidiaries (“Penn Virginia,” the “Company,” “we,” “us” or “our”). The historical data provided as of and for the year ended December 31, 2017 is derived from the Company’s audited consolidated financial statements.

The Pro Forma Financial Statements are provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2017.

The Pro Forma Financial Statements have been prepared primarily to illustrate: (i) an amendment to and an incremental borrowing (the “Amendment”) under the Company’s credit agreement (“Credit Facility”) and (ii) the acquisition by the Company of certain oil and gas assets in the Eagle Ford Shale in South Texas (the “Acquisition”) from Hunt Oil Company (“Hunt”).

The Pro Forma Financial Statements have been prepared giving effect to Amendment and Acquisition as if they occurred on December 31, 2017 with respect to the Pro Forma Condensed Consolidated Balance Sheet and January 1, 2017 with respect to the Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2017.

Amendment and Incremental Borrowing

Immediately prior to the Acquisition, the borrowing base under the Credit Facility was redetermined from $237.5 million to $340.0 million pursuant to the Master Assignment, Agreement and Amendment No. 4 to the Credit Facility. We funded the Acquisition with $78.0 million of borrowings under the Credit Facility, cash on hand and $4.3 million of funds previously placed in escrow. We incurred $0.7 million of debt issue costs associated with the Amendment.

Acquisition

In December 2017, we entered into a purchase and sale agreement with Hunt to acquire certain oil and gas assets in the Eagle Ford Shale, primarily in Gonzales and Lavaca Counties, Texas for $86.0 million in cash, subject to adjustments. The Acquisition has an effective date of October 1, 2017 and closed on March 1, 2018, at which time we paid cash consideration of $84.4 million. In connection with the Acquisition, we acquired working interests in certain wells that we previously drilled as operator in which Hunt had rights to participate prior to the transaction closing. Accumulated costs, net of suspended revenues for these wells was $13.8 million, which we have reflected as a component of the total net assets acquired. The Acquisition expanded our core net leasehold position by approximately 9,700 net acres, substantially all of which is held by production, in the northwestern portion of our Eagle Ford Shale acreage. As a result of the Acquisition, we are the operator of substantially all of our Eagle Ford Shale acreage.

We incurred approximately $0.5 million of transaction costs for legal, due diligence and other professional fees associated with the Acquisition.

PENN VIRGINIA CORPORATION

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

(in thousands except per share data)

	December 31, 2017
		Pro Forma Adjustments
	Historical	Amendment (a)	Acquisition (b)	Pro Forma
Assets
Current assets
Cash and cash equivalents	$11,017	$77,292	$(84,903)	$3,406
Accounts receivable, net of allowance for doubtful accounts	69,821	—	(26,629)	43,192
Other current assets	6,250	—	—	6,250

Total current assets	87,088	77,292	(111,532)	52,848
Property and equipment, net (full cost method)	529,059	—	98,537	627,596
Deferred income taxes	4,943	—	—	4,943
Other assets	8,507	708	—	9,215

Total assets	$629,597	$78,000	$(12,995)	$694,602

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$96,181	$—	$(12,851)	$83,330
Derivative liabilities	27,777	—	—	27,777

Total current assets	123,958	—	(12,851)	111,107
Other liabilities	4,833	—	356	5,189
Derivative liabilities	13,900	—	—	13,900
Long-term debt	265,267	78,000	—	343,267

Shareholders’ equity:
Preferred stock of $0.01 par value – 5,000,000 shares authorized; none issued	—	—	—	—
Common stock of $0.01 par value – 45,000,000 shares authorized; 15,018,870 issued	150	—	—	150
Paid-in capital	194,123	—	—	194,123
Retained earnings	27,366	—	(500)	26,866
Accumulated other comprehensive income	—	—	—	—

Total shareholders’ equity	221,639	—	(500)	221,139

Total liabilities and shareholders’ equity	$629,597	$78,000	$(12,995)	$694,602

See accompanying notes to condensed consolidated pro forma financial statements.

PENN VIRGINIA CORPORATION

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

(in thousands except per share data)

	For the Year Ended December 31, 2017
		Hunt Historical	Pro Forma Adjustments
	Historical		Amendment		Acquisition	Pro Forma
Revenues
Crude oil	$140,886	$23,031	$—		$—	$163,917
Natural gas liquids	10,066	662	—		—	10,728
Natural gas	8,517	491	—		—	9,008
Loss on sales of assets, net	(36)	—	—		—	(36)
Other, net	621	—	—		—	621

Total revenues	160,054	24,184	—		—	184,238

Operating expenses
Lease operating	21,784	3,627	—		—	25,411
Gathering, processing and transportation	10,734	845	—		—	11,579
Production and ad valorem taxes	8,814	1,323	—		—	10,137
General and administrative	18,262	—	—		—	18,262
Depreciation, depletion and amortization	48,649	—	—		6,162 (b)	54,811

Total operating expenses	108,243	5,795	—		6,162	120,200

Operating income	51,811	18,389	—		(6,162)	64,038
Other income (expense)
Interest expense	(6,392)	—	(3,948	)(a)	—	(10,340)
Derivatives	(17,819)	—	—		—	(17,819)
Other, net	119	—	—		—	119

Income from continuing operations	$27,719	$18,389	$(3,948)		$(6,162)	$35,998

Income from continuing operations per share:
Basic	$1.85					$2.40
Diluted	$1.84					$2.39

Weighted average shares outstanding:
Basic	14,996					14,996
Diluted	15,063					15,063

See accompanying notes to condensed consolidated pro forma financial statements.

PENN VIRGINIA CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

1.    Basis of Presentation

The accompanying unaudited Condensed Consolidated Pro Forma Financial Statements present the unaudited Condensed Consolidated Pro Forma Balance Sheet of Penn Virginia assuming the Amendment and Acquisition occurred as of December 31, 2017 and the unaudited Condensed Consolidated Pro Forma Statement of Operations for the year ended December 31, 2017 assuming the Acquisition and Amendment occurred as of January 1, 2017.

The unaudited Condensed Consolidated Pro Forma Financial Statements are presented for illustrative purposes only and do not purport to represent what our financial position or results of operations would have been if the transaction described above had occurred as presented or to project our financial position or results of operations for any future periods. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable. The pro forma adjustments are directly attributable to the transactions and events described above and are expected to have a continuing impact on our results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited Condensed Consolidated Pro Forma Financial Statements have been made.

The following are descriptions of the columns included in the accompanying unaudited Condensed Consolidated Pro Forma Financial Statements:

Historical – Represents our Condensed Consolidated Balance Sheet as of December 31, 2017 and our Condensed Consolidated Statement of Operations for the year ended December 31, 2017.

Hunt Historical – Represents the historical revenues and direct operating expenses attributable to Hunt’s properties subject to the Acquisition for the year ended December 31, 2017. This information was derived from the audited Statement of Revenues and Direct Operating Expense for the properties subject to the Acquisition included as Exhibit 99.1 to the Current Report on Form 8-K to which these Condensed Consolidated Pro Form Financial Statements are also included as an exhibit. The historical results of operations of Hunt’s properties subject to the Acquisition presented herein are not indicative of the acquired business’s operations going forward due to the integration of the acquired net assets into the Company’s business as well as the omission of certain operating expenses, including general and administrative and depreciation, depletion and amortization (“DD&A”), among others.

Pro Forma Adjustments – Represents the adjustments to our Historical Condensed Consolidated Balance Sheet and Condensed Consolidated Statement of Operations required to derive the Pro Forma balance sheet and statements of operations as of and for the year ended December 31, 2017 attributable to the Acquisition.

PENN VIRGINIA CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

2.    Preliminary Acquisition Accounting

The base purchase price under the purchase and sale agreement was $86 million, subject to adjustments. On the closing date of the Acquisition (the “Date of Acquisition”), we paid $84.4 million. We acquired working interests in certain wells that we previously drilled as operator in which Hunt had rights to participate prior to the transaction closing. Accumulated costs, net of suspended revenues for these wells, was $13.8 million, which we have reflected as a component of the total net assets acquired. The Acquisition was funded with a combination of cash on hand and the net proceeds received from borrowings under the Credit Facility. We incurred estimated transaction costs, including due diligence, legal and other professional fees, of approximately $0.5 million associated with the Acquisition.

The Acquisition is being accounted for by applying the acquisition method of accounting. Accordingly, the assets acquired and liabilities assumed are presented based on their estimated acquisition date fair values. Estimated transaction costs, including advisory, legal, due diligence and other professional fees associated with the Acquisition, have been expensed as incurred. The fair values of the assets acquired and the liabilities assumed is preliminary and based on information available at the time these pro forma financial statements were issued. Accordingly, the estimates are subject to change as additional information becomes available.

The following tables summarize the preliminary estimated fair values of the net assets acquired and the total acquisition costs incurred on the Date of Acquisition ($ in thousands):

Oil and gas properties – proved	$82,198
Oil and gas properties – unproved	16,339
Asset retirement obligations	(356)

Far value of net assets acquired	$98,181

Cash consideration paid	$84,403
Accumulated costs, net of suspended revenues, for wells in which Hunt had rights to participate	13,778

Total acquisitions costs incurred	$98,181

The fair values of the acquired oil and gas net assets were measured using valuation techniques that convert future net cash flows to a single discounted amount. Significant inputs to the valuation of oil and natural gas properties include estimates of: (i) reserves, (ii) future operating and development costs, (iii) future commodity prices, (iv) estimated future cash flows and (v) a market-based weighted average cost of capital. Other acquired property and equipment assets were valued primarily using a cost approach that incorporated depreciation and obsolescence to the extent applicable on an asset-by-asset basis. Because many of these inputs are not observable, we have classified the initial fair value estimate as a Level 3 input as that term is defined under U.S. generally accepted accounting principles.

3.    Credit Facility Amendment

Immediately prior to the Acquisition, the Credit Facility was amended to increase the borrowing base. Pursuant to the Amendment, our borrowing base increased to $340 million. We incurred a total of approximately $0.7 million in costs in connection with the Amendment. These costs have been capitalized as debt issuance costs and are included under the caption “Other assets” on the Condensed Consolidated Pro Forma Balance Sheet. They are subject to amortization on a straight-line basis over the remaining term of the Credit Facility that ends in September 2020. Upon the closing of the Amendment, we borrowed $78 million under the Credit Facility to supplement cash on hand to fund the Acquisition and related costs.

PENN VIRGINIA CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

4.    Pro Forma Adjustments

Condensed Consolidated Balance Sheet

(a)	To record: (i) net proceeds received from incremental borrowings of $77.3 million under the Credit Facility net of (ii) cash paid and the capitalization in Other assets of approximately $0.7 million of issue costs associated with the Amendment.
(b)	To record: (i) the acquisition of assets ($98.5 million) and liabilities ($0.3 million), (ii) cash consideration paid of $84.4 million; (iii) the transfer of accumulated costs of $26.6 million from accounts receivable to property and equipment for wells drilled by us for which Hunt had rights to participate; (iv) the transfer of suspended revenues of $12.9 million from accounts payable and accrued liabilities to property and equipment for wells drilled by us for which Hunt had rights to participate; and (v) transaction costs paid (approximately $0.5 million) associated with the Acquisition. The transaction costs were expensed as incurred and are presented as a decrease to Retained earnings. This transaction does not include an income tax benefit as our deferred tax assets are fully reserved.

Condensed Consolidated Statements of Operations

(a)	To record: (i) contractual interest on the $78 million of incremental borrowings under the Credit Facility estimated at 4.8% ($3.8 million); and (ii) amortization of debt issuance costs attributable to the Amendment ($0.2 million).
(b)	To record: (i) DD&A ($6.1 million) as applied to the production (520 MBOE) from the oil and gas assets acquired (520 MBOE) in the Acquisition at a rate of $11.82 per BOE; and (ii) incremental accretion expense attributable to the asset retirement obligations assumed (less than $0.1 million).

5.    Supplemental Information on Oil and Gas Producing Activities

Oil and Gas Reserves

The following table sets forth unaudited pro forma information with respect to our quantities of proved reserves, including changes therein and proved developed and proved undeveloped reserves for the year ended December 31, 2017, giving effect to the Acquisition as if it had occurred on January 1, 2017. The estimates of reserves attributable to the properties acquired in the Acquisition may include Hunt’s development plans for those properties that are different from those that we will ultimately implement.

	Oil (MBbl)		NGLs (MBbl)		Natural Gas (MMcf)		MBOE
Proved Developed and Undevloped Reserves	Historical	Hunt Historical	Historical	Hunt Historical	Historical	Hunt Historical	Pro Forma
December 31, 2016	36,611	4,917	6,765	573	36,682	2,774	55,442
Revisions of previous estimates	(5,735)	(289)	(2,071)	(203)	(10,468)	(842)	(10,182)
Extensions and discoveries	23,850	210	3,571	13	16,840	108	30,470
Production	(2,764)	(456)	(523)	(36)	(2,949)	(166)	(4,299)
Purchases of reserves	3,867	—	1,122	—	7,162	—	6,183

December 31, 2017	55,829	4,382	8,864	347	47,267	1,874	77,614

Proved Developed Reserves	22,412	3,907	4,882	309	27,229	1,644	36,322
Proved Undeveloped Reserves	33,417	475	3,982	38	20,038	230	41,292

PENN VIRGINIA CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

Future cash inflows were computed by applying the average prices of oil and gas during the 12-month period prior to the period end determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within the period and estimated costs as of that fiscal year end to the estimated future production of proved reserves. Future prices actually received may materially differ from current prices or the prices used in the standardized measure.

Future production and development costs represent the estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves, assuming continuation of existing economic conditions. Future income tax expenses were computed by applying statutory income tax rates to the difference between pre-tax net cash flows relating to our proved reserves and the tax basis of proved oil and gas properties. In addition, the effects of statutory depletion in excess of tax basis, available net operating loss carryforwards and alternative minimum tax credits were used in computing future income tax expense. The resulting annual net cash inflows were then discounted using a 10% annual rate.

The standardized measure of future net cash flows attributable to Hunt’s oil and gas properties was not available. Accordingly, we are unable to prepare a detailed pro forma presentation of the standardized measure giving effect to the Acquisition. Based on our internal estimates, drilling plans and our projected income tax attributes, we have estimated the standardized measure of future net cash flows attributable to oil and gas properties acquired in the Acquisition to be approximately $197 million. Accordingly, we estimate that the pro forma standardized measure of future net cash flows, giving effect to the Acquisition, would be approximately $788 million.